UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2021 (January 26, 2021)

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 HaToKhen Street

Caesarea North Industrial Park

3088900, Israel

(Address of Principal Executive Offices)

972-4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC
Warrants to purchase Common Stock	DRIOW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Upright Technologies Acquisition

On January 26, 2021, DarioHealth Corp., (the “Company”), LabStyle Innovations Ltd., the Company’s wholly owned Israeli subsidiary (the “Subsidiary”), Upright Technologies Ltd., an Israeli limited company (“Upright”), Vertex C (C.I.) Fund L.P., solely in its capacity as the representative of the Selling Shareholders, and all holders of Upright’s outstanding securities (the “Selling Shareholders”), entered into a share purchase agreement (the “Upright Agreement”) pursuant to which the Company, through the Subsidiary, acquired all of the outstanding securities of Upright. Upon the closing of the Upright Agreement (the “Closing”), the Company shall acquire and operate Upright as a wholly owned subsidiary. In consideration for all of the outstanding securities of Upright, the Company agreed to issue to the Selling Shareholders of the Company’s shares (the “Consideration Shares”) of common stock, par value $0.0001 per share (“Common Stock”), assume certain stock options of Upright, and grant additional stock options of the Company for retention purposes of Upright’s personnel (the “Assumed Options” and together with the Consideration Shares, the “Aggregate Securities”), issuable pursuant to the Company’s existing 2020 Equity Incentive Plan. The consideration payable by the Company in the form of the Consideration Shares and the Assumed Options shall be actually determined prior to the date of Closing (the “Closing Date”), but shall not, in any event (subject to certain indemnity provisions) exceed $31,000,000 (the “Aggregate Consideration”). The Aggregate Consideration shall take into account, if applicable, certain working capital excess generated, among other matters, by that certain bridge loan in an amount of $1,500,000 previously disbursed by the Company to Upright, which shall be converted into one ordinary share of Upright at the Closing, pursuant to the terms of the corresponding debenture governing said bridge loan). The Consideration Shares and options issuable by the Company shall be up to 1,800,000 shares of the Company’s common stock, reflecting a price per share of $15.72. Dario shall further bear certain expenses of Upright, which shall be reduced from the Aggregate Consideration, in an estimated amount of $3,700,000.

The Consideration Shares issued to the Selling Shareholders will be subject to the terms of a lock-up agreement, pursuant to which the Selling Shareholders (subject to certain exceptions) have agreed to restrict their ability to transfer their shares as follows: (i) shares representing 20% of their respective Consideration Shares will be restricted from transfer for a period of one hundred and eighty (180) days from the date of the Closing (the “Closing Date”), (ii) shares representing 30% of their respective Consideration Shares will be restricted from transfer for a period of two hundred and seventy (270) days from the Closing Date, (iii) shares representing 30% of their respective Consideration Shares will be restricted from transfer for a period of three hundred and sixty (360) days from the Closing Date and (iv) shares representing 20% of their respective Consideration Shares will be restricted from transfer for a period of four hundred and fifty (450) days from the Closing Date. The Company has also agreed to file a registration statement covering the resale of the Shares within ninety (90) days following the Closing Date.

In addition, 30% of the Consideration Shares issuable to Upright’s founder, Mr. Oded Cohen, shall be held in a specific holdback retention mechanism, of which 50% shall be released at the lapse of twelve (12) months of retention following the Closing, and the balance of 50% shall be released at the lapse of eighteen (18) months of retention following the Closing.

The Company, through its Subsidiary, has also agreed to enter into an employment agreement with Mr. Oded Cohen, pursuant to which Mr. Cohen will serve as General Manager MSK. In consideration for Mr. Cohen’s duties, he will be entitled to (a) a monthly salary of NIS 63,000, (b) an annual bonus of up to 4 salaries and (c) up to 220,980 shares of restricted stock of the Company, subject to meeting certain key performance metrics.

The Upright Agreement contains representations and warranties customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, certain of which are qualified as to materiality and knowledge and subject to reasonable exceptions. Subject to certain exceptions, the representations and warranties of Upright and the Selling Shareholders in the Upright Agreement will survive for a period of six (6) months from the Closing Date. Certain “fundamental” representations, however, will survive the Closing for a longer period of time.

Pursuant to the Upright Agreement, each of the parties to the Upright Agreement have agreed, following the Closing, to indemnify the other party and its affiliates against any loss arising from a breach of a representation, warranty, or covenant given by them, respectively, under the Upright Agreement. Upright. Any losses suffered by the Company and its affiliates will be satisfied by the forfeiting of shares of Common Stock, out of the Consideration Shares (the “Escrowed Shares”), based on mechanics specified in the Upright Agreement. The Escrowed Shares will be held in escrow per the conditions described in the Upright Agreement.

The Closing of the Upright Agreement is subject to customary closing conditions, including (i) the accuracy in all material respects as of the Closing Date of the representations and warranties of the parties, (ii) the performance in all material respects of all covenants and agreements of the parties, (iii) the absence of any law or change in law that would make the consummation of the acquisition illegal or otherwise restrain or prohibit Closing, (iv) the absence of any proceeding by any person or entity that seeks to enjoin or prohibit the acquisition, (v) Upright obtaining an interim opinion from the Israeli tax authorities, and (vi) the delivery by each party of certain documents and agreements in connection with the acquisition.

The parties to the Upright Agreement have given mutual covenants customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, including mutual covenants to use commercially reasonable efforts to satisfy all closing conditions in the Upright Agreement and obtain any regulatory (including tax treatment) approvals or consents. The Upright Agreement and the transactions covered thereby can be terminated by either party in certain situations, including (i) a breach by the other party of its representations, warranties or covenants that cannot reasonably be cured by the Closing Date, (ii) the written agreement of the parties, (iii) if a governmental authority objects to the acquisition, or (iv) if the Closing not occurring on or prior to ninety (90) days after the execution of the Upright Agreement, unless such date is extended by the parties.

Private Placement Financing Transaction

On January 26, 2021, the Company entered into securities purchase agreements (each, a “Securities Purchase Agreement”) with institutional accredited investors relating to an offering (the “Offering”) with respect to the sale of an aggregate of 3,278,688 shares (the “Shares”) of the Company’s Common Stock at a purchase price of $21.35 per Share, for aggregate gross proceeds of $70,000,000. The closing of the Offering is scheduled to take place on February 1, 2021. The purchase price per Share represents the “Minimum Price” of the Company’s Common Stock pursuant to Nasdaq Rule 5635(d) as of the date of execution of each respective Securities Purchase Agreement.

The Company and the investors in the Offering also executed a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement covering the resale of the Shares within sixty (60) days following the final closing of the Offering.

The Company engaged Cowen and Company, LLC (“Cowen”), Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Stern Aegis Ventures as its placement agents (collectively, the “Placement Agents”). The Company agreed to pay the Placement Agents an aggregate cash fee of $4,900,000, representing 7% of the gross proceeds of the Offering. The Company also granted Cowen and Stifel a right of first refusal, for a twelve (12) month period after the final closing of the Offering, to serve as the Company’s lead or co-placement agent for any proposed offering of the Company’s securities (equity or debt) that is proposed to be consummated to investors in the United States with the assistance of a registered broker dealer.

The Shares issued in the Offering are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the Shares. The Shares have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Shares securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Securities Purchase Agreements contains representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of such agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to that agreement. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

The forgoing descriptions of the Securities Purchase Agreement and the Registration Rights Agreement are qualified by reference to the full text of these documents, copies of each of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 7.01	Regulation FD Disclosure.

Based on the Company’s estimates, it estimates that its cash and cash equivalents as of December 31, 2020 amounted to approximately $28.6 million and its revenues for the quarter ended December 31, 2020 amounted to approximately $2.12 million.

Item 8.01	Other Information.

On January 27, 2021, the Company issued a press release announcing the execution of the Upright Agreement and the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press release dated January 27, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2021	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
Name: Zvi Ben David Title: Chief Financial Officer, Treasurer and Secretary